Exhibit 99.1

Ultra Petroleum Corp. Announces the Filing of Its 2005 Form 10-K

          HOUSTON, April 3 /PRNewswire-FirstCall/ -- Ultra Petroleum Corp. (Amex: UPL) today announced that on March 31, 2006 it has filed its Annual Report on Form 10-K for the year-ended December 31, 2005. Net income as reported in the Annual Report on Form 10-K is $228.3 million, or earnings of $1.41 per diluted common share as compared to net income of $230.0 million, or earnings of $1.42 per diluted share, included in its February 7, 2006 news release announcing the company’s earnings for the year-ended December 31, 2005.

          “As the first quarter 2006, comes to an end, all indications are that production, cash flow and earnings will significantly exceed year ago numbers. In fact, it will probably be the second best quarter in Ultra’s history as our natural gas and crude oil prices are well above year ago comparisons,” stated Mike Watford, Chairman, President and Chief Executive Officer.

          About Ultra Petroleum

          Ultra Petroleum is an independent, exploration and production company focused on developing its long-life natural gas reserves in the Green River Basin of Wyoming, and oil reserves in Bohai Bay, offshore China. Ultra Petroleum is listed on the American Stock Exchange under the symbol “UPL” with 155,075,864 shares outstanding as at December 31, 2005.

          This release can be found at http://www.ultrapetroleum.com

          This news release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding the company’s financial results for the first quarter ended March 31, 2006. Other risks regarding the company’s business are set forth in more detail in the company’s filings with the SEC, available on the SEC’s website at http://www.sec.gov . The company undertakes no obligation to update information contained in this release.

SOURCE  Ultra Petroleum Corp.
          -0-                                        04/03/2006
          /CONTACT:  Kelly L. Whitley, Manager Investor Relations of Ultra Petroleum
Corp., +1-281-876-0120 Extension 302, or info@ultrapetroleum.com /
          /Photo:  NewsCom: http://www.newscom.com/cgi-bin/prnh/20020226/DATU029LOGO
                    AP Archive:  http://photoarchive.ap.org
                    PRN Photo Desk photodesk@prnewswire.com /
          /Web site:  http://www.sec.gov /
          /Web site:  http://www.ultrapetroleum.com /
          (UPL)